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                                                                Exhibit 23(f)


                             ACCOUNTANTS' CONSENT


We consent to incorporation by reference in the registration statement on Form S-4 of Union Planters Corporation of our report dated March 19, 1993, relating to the consolidated balance sheets of First Federal Savings Bank and subsidiary as of December 31, 1992 and 1991, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1992, which report appears in the Current Report on Form 8-K dated September 27, 1993, of Union Planters Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG Peat Marwick


Nashville, Tennessee
January 12, 1994